Exhibit 99.1

Salary.com™ Delivers 28th Consecutive Quarter of Revenue Growth and Reports Fiscal 2008 Financial Results

Fourth Quarter revenue increased 46%; Full year fiscal 2008 revenue increased 50%

Record cash flow from operations for the quarter and the fiscal year 2008

Bryce Chicoyne Appointed Chief Financial Officer

WALTHAM, Mass. – May 14, 2008 – Salary.com, Inc. (NASDAQ: SLRY), a leading provider of on-demand compensation and talent management solutions, today announced financial results for its fourth quarter and full year fiscal 2008, which ended March 31, 2008. Revenue in the fourth quarter was $9.3 million, an increase of 46% from the fourth quarter of fiscal 2007. For the full year fiscal 2008, revenue of $34.5 million increased 50% compared to fiscal 2007. Cash flow from operations in the fourth quarter of 2008 was a record $3.0 million, compared to $1.1 million in the fourth quarter of fiscal 2007. For the twelve months ended March 31, 2008, cash flow from operations was $8.4 million, an increase of 175% from fiscal 2007.

Kent Plunkett, founder and chief executive officer stated, “Salary.com continues to expand its position as a leading provider of on-demand compensation and talent management solutions. In the fourth quarter we delivered our 28th consecutive quarter of revenue growth as we continued to deliver on our growth strategy. In fiscal 2008 we posted 50% revenue growth year over year and a 23% free cash flow margin, for an operating performance in the top group among on-demand software companies.”

Today, Salary.com also announced the appointment of Bryce Chicoyne as chief financial officer replacing Chris Power. There are no known disagreements with Mr. Power on any matters relating to Salary.com’s operations, policies or practices.

“We are excited to have Bryce join our team. Bryce’s skills in building strong finance teams at growing technology companies make him an ideal fit for Salary.com’s culture and stage of growth. Bryce will be an asset to Salary.com as we continue our pace of rapid growth and expand our market leadership position. We look forward to officially welcoming Bryce during our fourth quarter 2008 earnings conference call today,” said Plunkett.

Chicoyne is a seasoned financial executive and has extensive experience leading international financial operations, completing acquisitions and developing strong financial infrastructure for public companies. Mr. Chicoyne joins Salary.com from Harvard Bioscience (NASDAQ: HBIO), where he held the position of Chief Financial Officer from 2004 to 2008. In this role, he led the successful acquisition of an international company, implemented systems to comply with Section 404 of the Sarbanes-Oxley Act, and built a strong finance team. During his tenure at Harvard Bioscience, the company grew annual revenue nearly 30% to $83 million.

“This is a great time to join the Salary.com team. I believe that the company is well positioned to take advantage of significant growth opportunities. I look forward to leading the financial organization during this period of high growth,” said Chicoyne.

Fourth Quarter Financial Highlights

— Fourth quarter revenue of $9.3 million.

— Record cash flow from operations of $3.0 million in the quarter and free cash flow, a non-GAAP measure, of $2.9 million. Cash flow from operations for the full year 2008 was $8.4 million, above Salary.com’s prior outlook.

— On a GAAP basis, Salary.com reported fourth quarter fiscal 2008 net loss attributable to common stockholders of $3.6 million, or ($0.26) per diluted share, compared to a net loss of $4.1 million, or ($0.44) per diluted share, in the fourth quarter of fiscal 2007.

— On a non-GAAP basis, excluding the impact of stock-based compensation expense, amortization of intangibles and accretion of preferred stock, Salary.com reported a net loss attributable to common stockholders of $1.2 million, or ($0.09) per diluted share, in the fourth quarter of fiscal 2008, compared to a net loss of $1.1 million, or ($0.12) per diluted share, in the fourth quarter of fiscal 2007.

— Cash and cash equivalents at the end of the fourth quarter of fiscal 2008 were $37.7 million, compared to $35.6 million at the end of the third quarter, with the increase primarily resulting from healthy cash flow from operations in the quarter.

— Current deferred revenue grew to $20.5 million at the end of the fourth quarter, an increase from $19.4 million at the end of the third quarter. Total deferred revenue was $22.0 million at the end of the fourth quarter, which represented an increase from $20.9 million at the end of the third quarter.

Business Highlights

— During the fourth quarter, Salary.com added nearly 240 new enterprise subscribers. Over the course of 2008, Salary.com grew its enterprise customer base from over 1,800 to nearly 2,800 in fiscal 2008.

— New customer additions in the fourth quarter included marquee names such as Applied Materials, Bertelsmann, Inc., Greyhound Lines, Inc., Goya Foods, Martha Stewart Omnimedia, Scotts Miracle-Gro, Singapore Airlines, and Rolex Watch USA.

— In March 2008, Salary.com released its first international dataset within the existing CompAnalyst market pricing suite in Canada and completed its first implementation. The Canadian version of CompAnalyst will allow employers to market jobs in Canada using a single, employer reported source of data and includes features such as comparison data represented in Canadian dollars and comprehensive data for over 600 benchmark job titles across 21 industries.

— Also in March, Salary.com announced that it successfully earned the SAS 70 Type II Certification, an internationally recognized auditing standard developed by the American Institute of Certified Public Accountants (AICPA).

— As announced April 16, 2008, Salary.com released the Hybrid Job Valuation Report Tool, an enhancement to the Job Valuation Report, to enable HR professionals and employers to accurately value blended or hybrid jobs within their organizations to ensure competitive pay packages for non-traditional positions.

— Also in April, Salary.com announced the expansion of its talent management offering with the launch of TalentManager® Professional Edition for small and medium sized businesses. The professional edition is specifically designed for the needs of small and medium sized businesses with fewer than 500 full-time employees and aims to make pay and performance processes easy and hassle free.

— Salary.com announced key strategic alliances with Convergys Customer Management Group Inc., InfoBasis Ltd. and Compensation Resources Inc. to offer enhanced solutions and consulting services. Salary.com will leverage partners to offer a full-suite of content-rich compensation and talent management software and advisory services to help customers deploy strategic talent management initiatives and increase return on human capital investment.

Business Outlook

Kent Plunkett, founder and chief executive officer commented, “In fiscal 2009 we plan to significantly increase our investment in sales and marketing to pursue the large market opportunity we see for our expanded product line in an underpenetrated market. While these investments will have a near-term impact on operating cash flow and net income, we believe they will accelerate the pace at which we will be able to realize our longer-term growth objectives. We expect these investments to allow Salary.com to grow our annual revenue to between $65 and $72 million and increase our annual operating cash flow to between $10 and $12 million by the end of fiscal 2010. Additionally, we anticipate that these investments will position us to achieve non-GAAP profitability in fiscal 2011.”

For the first quarter of fiscal 2009, Salary.com expects total revenue in the range of $9.3 to $9.7 million. Non-GAAP net loss, which excludes non-cash stock-based compensation expenses of approximately $2.2 million and amortization of intangibles of approximately $0.8 million, is expected to be in the range of $3.5 to $3.9 million. GAAP loss for the first quarter of fiscal 2009 is expected to be in the range of $6.5 to $6.9 million. Weighted average shares for the quarter are estimated to be approximately 14.6 million shares.

Salary.com expects total revenue in fiscal 2009 to be in the range of $45.0 to $49.0 million. Due to the increased investment in sales and marketing mentioned above, cash flow from operations is expected to be in the range of $0 to $1.0 million for the full fiscal year. Non-GAAP net loss, which excludes non-cash impact of stock-based compensation expense of approximately $9.0 million and amortization of intangibles of approximately $3.0 million, is expected to be in the range of $10.0 to $13.0 million. On a GAAP basis, net loss for fiscal 2009 is expected to be in the range of $22.0 to $25.0 million. Weighted average basic shares for the year are estimated to be approximately 15.1 million shares.

Conference call

What:	Salary.com fourth quarter and fiscal year 2008 financial results conference call and webcast
When:	Wednesday, May 14, 2008
Time:	5:00 PM ET
Live Call:	(877) 397-0300, domestic
(719) 325-4921, international
Replay:	(888) 203-1112, conference ID 7435715, domestic
(719) 457-0820, conference ID 7435715, international
Webcast:	http://investor.salary.com/events.cfm (live and replay)

About Salary.com, Inc.

Salary.com is a leading provider of on-demand compensation and talent management solutions helping businesses and individuals manage pay and performance. Salary.com’s highly configurable software applications, proprietary data and consulting services help HR and compensation professionals automate, streamline and optimize critical talent management processes including: market pricing, compensation planning, performance management, competency management and succession planning. Built with compensation and competency data at the core, Salary.com solutions provide businesses of all sizes with the most productive and cost-effective way to manage and inspire their most important asset – their people.

For more information, visit www.salary.com.

Safe Harbor Statement

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, Salary.com’s expectations and assumptions concerning future performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, the possibility that we will not achieve GAAP profitability, our ability to expand our customer base and product and service offerings, interruptions or delays in our service or our Web hosting, our business model, breach of our security measures, the emerging market in which we operate, integration and performance of acquired businesses, our ability to hire, retain and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding and general economic factors, as well as those risks and uncertainties described in Salary.com’s filings with the Securities and Exchange Commission. Salary.com expressly disclaims any obligation to update any forward-looking statements.

(SLRY-F)

Contact:

Media:

Schwartz Communications

Bill Keeler, 781-684-0770

Investors:

Salary.com, Inc.

Bryce Chicoyne, CFO, 781-464-7889

or

Integrated Corporate Relations

Garo Toomajanian, 781-464-7340

Salary.com, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2008	March 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$37,726,997	$49,016,389
Accounts receivable, net of allowance for doubtful accounts	4,734,059	3,364,931
Prepaid expenses and other current assets	1,080,056	891,483
Deferred customer acquisition costs	842,417	919,080

Total current assets	44,383,529	54,191,883

Property, equipment and software, net	1,566,410	1,937,250
Goodwill and intangible assets, net	19,091,172	2,189,632
Other assets	1,168,403	356,708

Total assets	$66,209,514	$58,675,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued compensation	$4,681,387	$2,506,311
Accrued expenses and other current liabilities	2,764,673	1,104,714
Subscription payable	381,571	693,638
Deferred revenue, current portion	20,523,225	15,506,966

Total current liabilities	28,350,856	19,811,629

Deferred revenue, net of current portion	1,509,573	880,688
Long term liabilities	180,800	—

Total liabilities	30,041,229	20,692,317

Total stockholders’ equity
Total stockholders’ equity	36,168,285	37,983,156

Total liabilities and stockholders’ equity	$66,209,514	$58,675,473

Salary.com, Inc.

Consolidated Statements of Operations

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenue:
Subscription revenues	$8,507,552	$5,738,251	$31,551,867	$20,502,788
Advertising revenues	806,232	660,987	2,955,331	2,531,259

Total revenues	9,313,784	6,399,238	34,507,198	23,034,047

Cost of revenues (1)	2,515,602	1,676,726	8,229,158	5,334,018

Gross profit	6,798,182	4,722,512	26,278,040	17,700,029

Operating expenses:
Research and development (1)	1,463,853	1,308,462	4,941,351	4,115,635
Sales and marketing (1)	5,395,047	3,744,375	18,963,042	12,792,121
General and administrative (1)	3,354,457	3,947,210	13,498,787	8,922,186
Amortization of intangible assets	389,374	24,250	1,125,863	125,998

Total operating expenses	10,602,731	9,024,297	38,529,043	25,955,940

Loss from operations	(3,804,549)	(4,301,785)	(12,251,003)	(8,255,911)

Other income (expense):
Interest income	336,410	291,244	1,906,172	297,690
Interest expense	—	(37,956)	—	(115,595)
Other income (expense)	(104,471)	(5,696)	(48,387)	(8,010)

Total other income (expense)	231,939	247,592	1,857,785	174,085

Loss before provision for income taxes	(3,572,610)	(4,054,193)	(10,393,218)	(8,081,826)
Provision for income taxes	65,900	—	204,800	—

Net loss	(3,638,510)	(4,054,193)	(10,598,018)	(8,081,826)
Accretion of preferred stock	—	(83,800)	—	(470,796)

Net loss attributable to common stockholders	$(3,638,510)	$(4,137,993)	$(10,598,018)	$(8,552,622)

Net loss attributable to common stockholders per share - basic and diluted	$(0.26)	$(0.44)	$(0.77)	$(1.42)

Weighted average shares outstanding - basic and diluted	14,226,574	9,405,024	13,791,680	6,022,792
(1) Amounts include stock-based compensation expense, as follows:
	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Cost of revenues	$287,764	$204,147	$800,353	$437,177
Research and development	201,112	298,036	458,680	504,609
Sales and marketing	504,266	472,515	1,777,764	986,090
General and administrative	660,281	1,903,955	2,092,440	2,437,435

	$1,653,423	$2,878,653	$5,129,237	$4,365,311

Salary.com, Inc.

Condensed Consolidated Statements of Cash Flows

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(3,638,510)	$(4,054,193)	$(10,598,018)	$(8,081,826)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	932,900	317,283	2,785,576	974,822
Stock-based compensation	1,653,423	2,878,653	5,129,237	4,365,311
Other non-cash items	(8,790)	3,471	304,185	263,397
Change in operating assets and liabilities	4,076,179	1,945,106	10,806,625	5,545,634

Net cash provided by operating activities	3,015,202	1,090,320	8,427,605	3,067,338

Cash flows from investing activities:
Cash paid for acquisition of business	(700,000)	—	(16,366,510)	(660,000)
Cash paid for intangible assets	(22,181)	(42,776)	(2,405,087)	(1,542,776)
Increase in restricted cash	(7,383)	—	(738,706)	—
Purchases of property and equipment	(35,753)	(353,232)	(251,859)	(1,301,342)
Capitalization of software development costs	(107,704)	(144,753)	(390,218)	(268,900)

Net cash used in investing activities	(873,021)	(540,761)	(20,152,380)	(3,773,018)

Cash flows from financing activities:
Net proceeds from initial public offering	—	49,923,141	—	48,023,316
Net proceeds from exercise (buyback) of common stock options and warrants	(24,676)	49,932	439,320	685,704
Net repayments from revolving lines of credit and term loan	—	(4,327,778)	—	(800,000)

Net cash provided by (used in) financing activities	(24,676)	45,645,295	439,320	47,909,020

Effect of exchange rate changes on cash and cash equivalents	(701)	(666)	(3,937)	(666)

Increase (decrease) in cash and cash equivalents	2,116,804	46,194,188	(11,289,392)	47,202,674

Cash and cash equivalents, beginning of period	35,610,193	2,822,201	49,016,389	1,813,715

Cash and cash equivalents, end of period	$37,726,997	$49,016,389	$37,726,997	$49,016,389

Salary.com, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of GAAP loss from operations to non-GAAP loss from operations:
Loss from operations	$(3,804,549)	$(4,301,785)	$(12,251,003)	$(8,255,911)
Amortization of intangible assets	389,374	24,250	1,125,863	125,998
Amortization of intangible assets (included in cost of revenues)	365,018	7,146	671,966	27,146
Stock-based compensation	1,653,423	2,878,653	5,129,237	4,365,311

Non-GAAP loss from operations	$(1,396,734)	$(1,391,736)	$(5,323,937)	$(3,737,456)

Reconciliation of GAAP net loss attributable to common stockholders to non-GAAP net loss attributable to common stockholders:
GAAP net loss attributable to common stockholders	$(3,638,510)	$(4,137,993)	$(10,598,018)	$(8,552,622)
Accretion of preferred stock	—	83,800	—	470,796
Amortization of intangible assets	389,374	24,250	1,125,863	125,998
Amortization of intangible assets (included in cost of revenues)	365,018	7,146	671,966	27,146
Stock-based compensation	1,653,423	2,878,653	5,129,237	4,365,311

Non-GAAP net loss attributable to common stockholders	$(1,230,695)	$(1,144,144)	$(3,670,952)	$(3,563,371)

Non-GAAP net loss attributable to common stockholders per share	$(0.09)	$(0.12)	$(0.27)	$(0.59)

Weighted average shares outstanding - basic and diluted	14,226,574	9,405,024	13,791,680	6,022,792

Reconciliation of GAAP cash flow from operations to non-GAAP free cash flow:
GAAP cash flow from operations	$3,015,202	$1,090,320	$8,427,605	$3,067,338
Purchases of property and equipment	(35,753)	(353,232)	(251,859)	(1,301,342)
Capitalization of software development costs	(107,704)	(144,753)	(390,218)	(268,900)

Free cash flow	$2,871,745	$592,335	$7,785,528	$1,497,096

The non-GAAP financial measures in the text of this press release and accompanying non-GAAP supplemental information represent financial measures used by Salary.com’s management to evaluate the operating performance of the Company and to conduct its business operations. Non-GAAP financial measures discussed in the press release exclude amortization of intangible assets, stock-based compensation and the accretion of preferred stock. By excluding these non-cash charges, Salary.com can evaluate its operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management uses the non-GAAP financial measures for planning purposes, including the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry, many of which present similar non-GAAP financial measures to investors. However, these non-GAAP financial measures are not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from our GAAP results of operations. Pursuant to the requirements of the SEC Regulation G, a detailed reconciliation between the Company’s GAAP and non-GAAP financial results is provided in this press release and investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company’s SEC filings.